Filed pursuant to Rule 424(b)(2)

SEC File No. 333-126512

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 19, 2005)

$2,500,000,000

Wal-Mart Stores, Inc.

5.25% Notes Due 2035

We are offering $2,500,000,000 of our 5.25% notes due 2035.

We will pay interest on the notes on March 1 and September 1 of each year, beginning on March 1, 2006. Interest will accrue from August 31, 2005. The notes will mature on September 1, 2035.

The notes will be our senior unsecured debt obligations, will rank equally with our other senior unsecured indebtedness and will not be convertible or exchangeable. The notes will not be redeemable except upon the occurrence of certain events relating to U.S. taxation as described under “Description of the Notes—Redemption upon Tax Event.”

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

	Per Note	Total
Public Offering Price	99.580%	$2,489,500,000
Underwriting Discount	0.875%	$21,875,000
Proceeds, before expenses, to Wal-Mart Stores, Inc.	98.705%	$2,467,625,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company on or about August 31, 2005.

Joint Book-Running Lead Managers

LEHMAN BROTHERS	CREDIT SUISSE FIRST BOSTON	JPMORGAN

Senior Co-Managers

GOLDMAN, SACHS & CO.	CITIGROUP	DEUTSCHE BANK SECURITIES

Co-Managers

BANC OF AMERICA SECURITIES LLC	BARCLAYS CAPITAL
DAIWA SECURITIES SMBC EUROPE	DRESDNER KLEINWORT WASSERSTEIN
HSBC	MITSUBISHI SECURITIES
MIZUHO INTERNATIONAL PLC	MORGAN STANLEY
RBS GREENWICH CAPITAL	SANTANDER INVESTMENT
STANDARD CHARTERED BANK	TD SECURITIES
UBS INVESTMENT BANK	WACHOVIA SECURITIES

August 24, 2005

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

The notes are not being offered in any jurisdiction in which the offering is not permitted.

This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the notes.

In connection with the offering, Lehman Brothers Inc. and its affiliates may, on behalf of the underwriters, over-allot or otherwise effect transactions which stabilize or maintain the market price of the notes at levels above those which might otherwise prevail in the open market. Such transactions may be effected in the over-the-counter markets or otherwise. Such stabilizing, if commenced, may be discontinued at any time without notice.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales for fiscal 2005. Our total net sales exceeded $285 billion in fiscal 2005. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

•	Wal-Mart stores, which include our discount stores, Supercenters and Neighborhood Markets in the United States;

•	SAM’S Clubs, which include our warehouse membership clubs in the United States; and

•	the international segment of our business.

We currently operate in all 50 states of the United States, as well as in Argentina, Brazil, Canada, Germany, Mexico, Puerto Rico, South Korea, the United Kingdom and in China under joint venture agreements. As of July 31, 2005, we operated in the United States:

•	1,276 Wal-Mart stores;

•	1,838 Supercenters;

•	92 Neighborhood Markets; and

•	556 SAM’S Clubs.

As of July 31, 2005, we also operated 261 Canadian Wal-Mart stores and SAM’s Clubs, 11 units in Argentina, 150 units in Brazil, 88 units in Germany, 16 units in South Korea, 697 units in Mexico, 54 units in Puerto Rico, 292 units in the United Kingdom and, under joint venture agreements, 48 units in China. The units operated by our International Division represent a variety of retail formats. At July 31, 2005, we owned approximately 42% of The Seiyu, Ltd., a Japanese retail chain, with warrants to purchase up to approximately 70% of that company.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., ASDA Group Limited, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust and Sam’s Real Estate Business Trust. The information presented above relates to our operations and our subsidiaries on a consolidated basis.

RECENT DEVELOPMENTS

On August 16, 2005, we announced our results of operations for our fiscal quarter ended July 31, 2005 and for the first six months of our fiscal year 2006.

For the quarter ended July 31, 2005, we had net sales of $76.8 billion, an increase of 10.2% over our net sales for the comparable quarter of fiscal 2005. Net income for the quarter was $2.8 billion, an increase of 5.8% from $2.7 billion in the second quarter of fiscal 2005. Earnings per share for the quarter were $0.67, up from $0.62 per share in the same prior year quarter.

Net sales for the six months ended July 31, 2005 were $147.7 billion, an increase of 9.8% over the first six months of fiscal 2005. Net income for the six months ended July 31, 2005 increased 9.3% to $5.3 billion, up from $4.8 billion in the same prior year period. Diluted earnings per share for the six months ended July 31, 2005 were $1.25, up from $1.12 in the same prior year period. Net income for the six months ended July 31, 2005 was favorably impacted by two items totaling $145 million after tax or $0.03 per share, an increase resulting from favorable tax resolutions of $77 million and positive legal developments of $68 million after tax.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $2,467,500,000, after underwriting discounts and payment of transaction expenses.

We will use the net proceeds from the sale of the notes to reduce our outstanding short-term commercial paper indebtedness and for other general corporate purposes.

CAPITALIZATION

The following table presents the consolidated capitalization of Wal-Mart Stores, Inc. and its subsidiaries at April 30, 2005 and as adjusted to give effect to the offering of the notes being offered hereby and the application of the net proceeds of the notes being offered hereby to the reduction of our outstanding short-term commercial paper indebtedness. The amount in the “as adjusted” column for other long-term debt includes $1,250,000,000 of our 4.125% notes due 2010 and $750,000,000 of our 4.500% notes due 2015 that were issued and sold on June 9, 2005 and $800,000,000 of our 4.75% notes due 2010 that were issued and sold on August 15, 2005. The amount in the “as adjusted” column for commercial paper also reflects the application of the net proceeds of the sale of those notes to the reduction of our outstanding short-term commercial paper indebtedness.

	April 30, 2005
	Actual	As Adjusted
	(in millions)
Short-term debt
Commercial paper	$7,017	$1,764
Long-term debt due within one year	4,040	4,040
Obligations under capital leases due within one year	228	228

Total short-term debt and capital lease obligations	11,285	6,032
Long-term debt
5.25% notes due 2035	—	2,500
Other long-term debt	18,232	21,032
Long-term capital lease obligations	3,396	3,396

Total long-term debt and capital lease obligations	21,628	26,928
Shareholders’ equity
Common stock and capital in excess of par value	2,827	2,827
Retained earnings	42,153	42,153
Other accumulated comprehensive income	2,211	2,211

Total shareholders’ equity	47,191	47,191

Total debt and capital lease obligations and shareholders’ equity	$80,104	$80,151

We are offering the notes pursuant to a shelf registration statement that we have on file with the SEC, of which the accompanying prospectus and this prospectus supplement are a part. After the sale of the notes, we will be permitted to sell an additional $1,700,000,000 of our debt securities under such registration statement. No limit exists on our ability to register additional debt securities for sale in the future.

SELECTED FINANCIAL DATA

The following table presents selected financial data of Wal-Mart and its subsidiaries for the periods specified.

	Fiscal Years Ended January 31,					Three Months Ended April 30,
	2001	2002	2003	2004	2005	2004	2005
						(unaudited)
	(in millions)
Income Statement Data:
Net sales	$180,787	$204,011	$229,616	$256,329	$285,222	$64,763	$70,908
Non-interest expense	171,542	194,244	218,282	243,656	270,898	61,838	67,739
Net interest expense	1,196	1,183	927	832	986	208	200
Total expense	172,738	195,427	219,209	244,488	271,884	62,046	67,939
Income from continuing operations before income taxes, minority interest and cumulative effect of accounting change	9,783	10,396	12,368	14,193	16,105	3,397	3,741
Income from discontinued operations, net of tax	148	144	137	193	—	—	—
Net income	6,235	6,592	7,955	9,054	10,267	2,166	2,461

	As of January 31,					As of April 30,
	2001	2002	2003	2004	2005	2004	2005
						(unaudited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$1,977	$2,138	$2,736	$5,199	$5,488	$3,828	$4,955
Inventories	20,987	22,053	24,401	26,612	29,447	28,320	31,349
Total current assets of discontinued operations	1,211	1,263	1,179	—	—	—	—
Total current assets	26,555	27,878	30,722	34,421	38,491	34,753	39,641
Net property and equipment	37,145	42,053	48,170	56,410	65,408	58,301	66,375
Net property under capital leases, net goodwill and other acquired intangible assets, and other assets and deferred charges	13,742	12,881	15,187	14,574	16,324	14,966	16,199
Other assets of discontinued operations	688	715	729	—	—	—	—
Total assets	78,130	83,527	94,808	105,405	120,223	108,020	122,215
Accounts payable	14,846	15,362	16,829	19,425	21,671	19,489	22,910
Commercial paper	2,286	743	1,079	3,267	3,812	4,161	7,017
Dividends payable	—	—	—	—	—	1,642	1,946
Long-term debt due within one year	4,234	2,257	4,536	2,904	3,759	4,498	4,040
Obligations under capital leases due within one year	141	148	176	196	210	189	228
Current liabilities of discontinued operations	581	484	294	—	—	—	—
Total current liabilities	28,949	27,282	32,519	37,840	42,888	41,462	49,168
Long-term debt	12,488	15,674	16,597	17,102	20,087	17,468	18,232
Long-term obligations under capital leases	3,152	3,044	3,000	2,997	3,582	3,032	3,396
Total long-term liabilities of discontinued operations	15	14	10	—	—	—	—
Total liabilities and minority interest	46,723	48,335	55,347	61,782	70,827	65,448	75,024
Total shareholders’ equity	31,407	35,192	39,461	43,623	49,396	42,572	47,191
Total liabilities and shareholders’ equity	78,130	83,527	94,808	105,405	120,223	108,020	122,215

The above selected financial data as of January 31, 2001, 2002 and 2003 and for the years then ended reflect a reclassification giving effect to the sale of McLane Company, Inc. (“McLane”) on May 23, 2003. This reclassification makes the financial presentation for those periods and as of those dates consistent with the presentation of the selected financial data as of January 31, 2004 and 2005 and shows the income, net of tax, current assets, total assets, current liabilities and total long-term liabilities of McLane and the effect of the sale of McLane on our results of operations and financial condition for the periods and as of the dates for which the selected financial data is provided.

On February 1, 2003, we adopted the expense recognition provisions of the Financial Accounting Standards Board Statement No. 123, Accounting and Disclosure of Stock-Based Compensation (“FAS 123”), under which we recognize non-cash compensation expense based on the fair value of the stock options granted by us. We have chosen to restate retroactively our results of operations for that accounting charge. The above income statement data for the three years ended January 31, 2003 has been restated from prior presentations to reflect that expense recognition. Following the provisions of FAS 123, we have reflected in the above table the recognition of pre-tax stock option expense of $94 million for fiscal year 2001, $124 million for fiscal year 2002 and $130 million for fiscal year 2003. This expense is included in the amounts under “Non-interest expense” in the above income statement data. We adopted the revision to FAS 123 issued by the Financial Accounting Standards Board in December 2004 (“FAS 123R”) upon its release. Our adoption of FAS 123R did not have a material impact on our results of operations, financial position or cash flows.

In October 2002, we commenced reporting interest expense net of all interest income, and have reported interest expense in this manner for the year ended January 31, 2003 and for each fiscal period thereafter. Previously, our interest income had generally been reported as a part of “other income.” The interest expense for the two years ended January 31, 2002 has been reclassified to report interest expense net of all interest income and to make the presentation of that item for those years in the above selected financial data consistent with the presentation of interest expense for the years ended January 31, 2003, 2004 and 2005. The reclassification of interest expense for that two-year period did not affect our net income for any of those years.

See “Ratio of Earnings to Fixed Charges” in the accompanying prospectus for information relating to the ratios of our earnings to fixed charges for the five years ended January 31, 2005 and the three months ended April 30, 2004 and 2005.

DESCRIPTION OF THE NOTES

The following description of the terms and conditions of the notes supplements the description of the more general terms and conditions of Wal-Mart’s debt securities contained in the accompanying prospectus.

The notes will be issued under the indenture dated as of July 19, 2005 and will be issued in registered book-entry form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will constitute our senior, unsecured and unsubordinated debt obligations and will rank equally among themselves and with all of our existing and future senior, unsecured and unsubordinated debt.

The notes will mature on September 1, 2035. Unless previously redeemed or purchased and cancelled, we will repay the notes at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the notes in U.S. dollars.

The notes will be initially issued in a total principal amount of $2,500,000,000. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with and otherwise similar in all respects to the notes (except for the public offering price and the issue date) so that those additional notes will be consolidated and form a single series with the notes that we are offering hereby. No additional notes may be issued if an event of default under the indenture has occurred.

The notes will not be subject to a sinking fund. The notes will be subject to defeasance as described in the accompanying prospectus. The notes will not be convertible or exchangeable. Except as described below under “—Redemption upon Tax Event,” we will not have the right to redeem the notes.

The notes will bear interest from August 31, 2005 at the annual interest rate specified on the cover page of this prospectus supplement. Interest on each note will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2006, to the person in whose name the note is registered at the close of business on the immediately preceding February 15 or August 15, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Notices to holders of the notes will be mailed to such holders. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication.

The notes will not be listed for trading on any exchange. Currently, no public market exists for the notes, and no assurance can be given that one will develop.

The notes will be issued pursuant to the indenture described above. The terms and conditions of the notes, including, among other provisions, the covenants and events of default, differ from the terms and conditions of some other debt securities that we previously have offered and sold and that remain outstanding. For example, the notes do not have the covenant restricting the grant of liens and cross-default event of default provisions that are contained in some of our outstanding debt securities.

J.P. Morgan Trust Company, National Association is the trustee under the indenture and will also be the registrar and paying agent.

The notes will be, and the indenture is, governed by the laws of the State of New York.

Same-Day Settlement and Payment

We will make all payments of principal and interest on the notes to The Depository Trust Company (“DTC”) in immediately available funds.

The notes will trade in the same-day funds settlement system in the United States until maturity. Purchases of notes in secondary market trading must be in immediately available funds. Secondary market trading in the notes between participants in Clearstream Banking, societé anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. See “Book-Entry Issuance” below and “Book Entry Procedures” in the accompanying prospectus.

Payment of Additional Amounts

We will pay to the beneficial owner of any note who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of principal and interest on that note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any taxing authority thereof or therein, will not be less than the amount provided in that note to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)	any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that beneficial owner, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States including, without limitation, that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, assessment or other governmental charge imposed by reason of that beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal or interest on that note;

(e)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or interest on any note if that payment can be made without withholding by any other paying agent;

(f)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of that note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation with respect to our company within the meaning of the Code;

(h)	any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(i)	any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any beneficial owner or holder of a note who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof, would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of that note.

As used in the preceding paragraph, “Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Redemption upon Tax Event

The notes may be redeemed at our option in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and any additional amounts then payable with respect to such notes), if we determine that as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before August 24, 2005 except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to us, (A) we have or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” on any note or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of such a redemption, we will deliver to the trustee (1) an officers’ certificate stating that we are entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Additional information concerning book-entry procedures, DTC, Clearstream and Euroclear is contained in the accompanying prospectus under the caption “Book-Entry Procedures.”

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of principal, interest, redemption prices, distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the notes.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the ownership of notes as of the date of this prospectus supplement for beneficial owners of notes that purchase the notes at their “issue price” on the issue date in connection with this offering. Except where noted, this discussion deals only with notes held as capital assets and does not deal with special situations. For example, this discussion does not address:

•	tax consequences to beneficial owners of notes who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax, insurance companies, or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to beneficial owners of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to beneficial owners of notes that are “controlled foreign corporations” or “passive foreign investment companies”;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. If you are a partner of a partnership or an equity interest owner of another entity treated as a partnership holding any of the notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to you if you are a United States holder of notes.

“United States holder” means a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note (reduced by any cash payments received with respect to that note other than payments of qualified stated interest).

Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest that you did not previously include in income, which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the note. That gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, interest and other amounts paid on the notes and to the proceeds of sale of the notes made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (“IRS”).

Consequences to Non-United States Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder of notes. A non-United States holder is a beneficial owner of a note who is not a United States holder (as defined above).

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal of, interest on or other amounts payable on the notes, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	(1) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your notes through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-United States holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax (which will be deducted from such interest payments by the paying agent), unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other taxable disposition of any of the notes.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the notes beneficially owned by you at the time of your death, provided that (1) you do not own, within the meaning of the Code and the U.S. Treasury regulations, 10% or more of the total combined voting power of those classes of our voting stock referred to above and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in your earnings and profits.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business in the United States by you or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest on the notes to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a United States holder (as described above).

In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The above discussion of “Certain U.S. Federal Income Tax Consequences” is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, or disposition of the notes. Prospective purchasers of the notes should consult their own tax advisers concerning the tax consequences of their particular situations.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement and the pricing agreement, the underwriters named below have severally agreed to purchase from us the principal amount of notes set forth opposite their name below:

Underwriters	Principal Amount of Notes
Lehman Brothers Inc.	$500,000,000
Credit Suisse First Boston LLC	500,000,000
J.P. Morgan Securities Inc.	500,000,000
Goldman, Sachs & Co.	175,000,000
Citigroup Global Markets Inc.	150,000,000
Deutsche Bank Securities Inc.	150,000,000
Banc of America Securities LLC	37,500,000
Barclays Capital Inc.	37,500,000
Daiwa Securities SMBC Europe Limited	37,500,000
Dresdner Kleinwort Wasserstein Securities LLC	37,500,000
Greenwich Capital Markets, Inc.	37,500,000
HSBC Securities (USA) Inc.	37,500,000
Mitsubishi Securities International plc	37,500,000
Mizuho International plc	37,500,000
Morgan Stanley & Co. Incorporated	37,500,000
Santander Investment Securities Inc.	37,500,000
Standard Chartered Bank	37,500,000
TD Securities (USA) LLC	37,500,000
UBS Securities LLC	37,500,000
Wachovia Capital Markets, LLC	37,500,000

Total	$2,500,000,000

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the underwriters that they propose to offer the notes initially at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of 0.50% of the principal amount of the notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of 0.25% of the principal amount of the notes. After the initial public offering of the notes is completed, the underwriters may change the offering price and other selling terms.

In connection with the offering, SEC rules permit the underwriters to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering by selling a larger principal amount of notes than as set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither the underwriters nor we can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

Some of the underwriters and their affiliates may from time to time in the ordinary course of business provide, and have provided in the past, investment or commercial banking services to us and our affiliates. J.P. Morgan Securities Inc., one of the underwriters, and J.P. Morgan Trust Company, National Association, the indenture trustee, are wholly-owned subsidiaries of JPMorgan Chase & Co. Lehman Brothers Inc. and Credit Suisse First Boston LLC or their affiliates are dealers in our commercial paper. This offering is being conducted pursuant to Conduct Rule 2710(h) of the NASD.

We will pay transaction expenses, estimated to be approximately $125,000, relating to the offering of the notes in addition to the underwriting discounts appearing on the cover page of this prospectus supplement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the term “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that: (a) (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by us; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that it has not offered or sold any notes by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Each underwriter has represented and agreed that it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, and it has not offered or sold, and will not offer or sell the notes, and has not made and will not make an invitation for subscription or purchase of the notes, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement and the pricing agreement.

The underwriters expect to deliver the notes against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this prospectus supplement or on the subsequent day, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between certain of the underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions certain of the underwriters conduct through their systems. Certain of the underwriters will make the notes available to their customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

VALIDITY OF THE NOTES

The validity of the notes will be passed on for us by Andrews Kurth LLP, Dallas, Texas, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

GENERAL INFORMATION

Except as disclosed in this prospectus supplement or the accompanying prospectus, including the documents incorporated herein or therein by reference, there has been no material adverse change in our financial position since April 30, 2005.

Our independent registered public accounting firm is Ernst & Young LLP, Rogers, Arkansas.

The notes have been accepted for clearance through DTC, Clearstream and Euroclear and have been assigned the following identification numbers:

CUSIP Number	ISIN Number	Common Code
931142CB7	US931142CB75	022869221

PROSPECTUS

WAL-MART STORES, INC.

$5,000,000,000

DEBT SECURITIES

We may offer and sell our debt securities from time to time in an aggregate amount of up to $5,000,000,000. The debt securities may be offered in one or more different series that have different terms and conditions. The terms of each series will be determined at the time we first offer the debt securities that are a part of that series, and those terms may differ from the terms described in this prospectus. The amount of the debt securities of any series offered and the price at which those debt securities are offered will be determined at the time of each offering.

This prospectus provides you with a general description of certain material terms of the debt securities we may offer. When we make an offering of the debt securities of one or more series of the debt securities, we will provide a prospectus supplement that describes the specific terms and conditions of each series of debt securities being then offered and the specific terms of the offering, including:

•	the public offering price at which the securities of that series are then being offered;

•	the currency or composite currency in which the securities of that series are denominated;

•	the maturity date of the securities;

•	the interest rate or rates, which may be fixed or variable;

•	the times for payment of principal, interest and any premium;

•	any redemption provisions;

•	any conversion or exchange provisions of the debt securities in the series; and

•	whether the debt securities in the series then being offered will be listed on any stock exchange.

The prospectus supplement may also contain important information about certain U.S. federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement may also add information to, or update or change information contained in, this prospectus.

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

You should read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the additional information described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the debt securities being offered.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We maintain our principal executive offices at 702 S.W. Eighth Street, Bentonville, Arkansas 72716. Our telephone number there is 479-273-4000.

The date of this Prospectus is July 19, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement relating to any of our debt securities being offered by means of this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using the “shelf” registration process. By using a shelf registration statement, we may offer and sell, from time to time, in one or more offerings any combination of the debt securities described in this prospectus up to a total of $5,000,000,000 of our debt securities.

For further information about our company and business and the debt securities, you should refer to the registration statement and its exhibits. The exhibits to that registration statement include the full text of each indenture pursuant to which the debt securities may be issued and certain other important documents. Certain terms of those indentures are summarized in this prospectus. Since that summary may not contain all of the information that you may want to have regarding the terms of an indenture, you should review the full text of that indenture and the other documents that are exhibits to the registration statement.

In this prospectus and the accompanying prospectus supplement, unless otherwise specified, the terms “Wal-Mart,” “Wal-Mart Stores,” “we,” “us” and “our” refer to Wal-Mart Stores, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. Those filings are also available to the public on our website at http://www.walmartstores.com. Information contained in our website is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the office of the New York Stock Exchange. For information on obtaining copies of public filings at the New York Stock Exchange, you should call 212-656-5060.

As permitted by the SEC’s rules, we “incorporate by reference” into this prospectus information contained in certain documents we file with the SEC, which means we disclose to you important information concerning us by referring you to those documents incorporated by reference. Those documents that we are incorporating by reference into this prospectus form an important part of this prospectus. The information contained in the documents that we file with the SEC in the future and that are incorporated by reference in this prospectus as noted below will also be considered to be part of this prospectus and will automatically update and supersede, as appropriate, the information contained in this prospectus and the documents previously filed with the SEC and incorporated by reference into this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete or terminate the offering of debt securities by this prospectus. Please note that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus unless, and except to the extent, specified in that Current Report.

•	Our Annual Report on Form 10-K for our fiscal year ended January 31, 2005.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended April 30, 2005.

•	Our Current Reports on Form 8-K dated March 8, 2005, March 25, 2005, June 8, 2005, June 9, 2005 and June 10, 2005.

You can obtain any of our filings incorporated by reference into this prospectus through us, from the SEC or from the New York Stock Exchange as noted above. We will provide to you a copy of any or all of the information incorporated by reference in this prospectus, as well as a copy of the indenture and any other agreements referred to in this prospectus, free of charge. To request any such filing or other documents, you should write or call:

Wal-Mart Stores, Inc.

702 S.W. Eighth Street

Bentonville, Arkansas 72716

Attention: Investor Relations

Telephone: (479) 273-8446

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus, the accompanying prospectus supplement and the filings and other information incorporated by reference may include or incorporate by reference certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements included or incorporated by reference in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus address activities, events or developments that we expect or anticipate will or may occur in the future, including the amount and nature of future capital expenditures, opening of additional stores and clubs in the United States, opening of additional units in the other countries in which we operate, conversion of Discount Stores into Supercenters, anticipated levels of change in comparative store sales from one period to another period, expansion and other development trends of retail industry, our business strategy, our financing strategy, expansion and growth of our business, changes in our operations, including the mix of products sold, our liquidity and ability to access the capital markets, our anticipated earnings per share for certain periods, and other similar matters. Although we believe the expectations expressed in the forward-looking statements included in this prospectus, the accompanying prospectus supplement and any information incorporated by reference into this prospectus are based or will be based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause our actual results to differ materially from those expressed in any of those forward-looking statements.

Our business operations are subject to factors outside our control. Any one, or a combination, of these factors could materially affect our financial performance, business strategy, plans, goals and objectives. These factors include: the cost of goods, labor costs, the availability of qualified associates, transportation costs, the cost of fuel and electricity, the cost of healthcare, competitive pressures, inflation, accident-related costs, consumer buying patterns and debt levels, weather patterns, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in tax law, the outcome of legal proceedings to which we are a party, unemployment levels, interest rate fluctuations, zoning and land use restrictions, changes in employment legislation and other capital market, economic and geo-political conditions. The foregoing list of factors that may affect our performance is not exclusive. Other factors and unanticipated events could adversely affect our business operations and financial performance. The forward-looking statements included in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus are based on a knowledge of our business and the environment in which we operate and our beliefs and assumptions, but because of the factors described and listed above, actual results may differ materially from those contemplated in the forward-looking statements. Consequently, this cautionary statement qualifies all of the forward-looking statements we make in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. You should not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not intend to update any such forward-looking statements after we distribute this prospectus.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales for the fiscal year ended January 31, 2005. Our total net sales exceeded $285 billion in fiscal 2005. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

•	Wal-Mart stores, which include our discount stores, Supercenters and Neighborhood Markets in the United States;

•	SAM’S Clubs, which include our warehouse membership clubs in the United States; and

•	the international segment of our business.

We currently operate in all 50 states of the United States, Argentina, Brazil, Canada, Germany, Mexico, Puerto Rico, South Korea and the United Kingdom, and in China under joint venture agreements. The units operated by our International Division represent a variety of retail formats. We also own an interest in The Seiyu, Ltd., a Japanese retail chain.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust and Sam’s Real Estate Business Trust.

Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

Three Months Ended April 30,			Year Ended January 31,
2005	2004		2005		2004		2003		2002		2001
10.9x	9.1	x	10.5	x	10.5	x	9.0	x	6.7	x	6.5	x

For the purpose of computing our ratios of earnings to fixed charges, we define “earnings” to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries.

We define “fixed charges” to mean:

•	the interest that we pay; plus

•	the capitalized interest that we show on our accounting records; plus

•	amortized premiums, discounts and capitalized expenses related to indebtedness; plus

•	the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

Our fixed charges do not include any dividend requirements with respect to preferred stock because we do not have any shares of preferred stock outstanding.

USE OF PROCEEDS

Except as otherwise specifically described in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities:

•	to repay the short-term borrowings that we have incurred for corporate purposes, including to finance capital expenditures, such as the purchase of land and construction of stores and other facilities;

•	to finance acquisitions;

•	to repay long-term debt as it matures or to refinance debt of our subsidiaries;

•	to repay short-term borrowings that we have incurred to acquire other companies and assets;

•	to repay short-term borrowings that we have incurred to acquire our common stock pursuant to our share repurchase program;

•	to meet our other general working capital requirements; and

•	for general corporate purposes.

Before we apply the net proceeds to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

We may also incur from time to time additional debt other than through the offering of debt securities under this prospectus.

DESCRIPTION OF THE DEBT SECURITIES

We will issue the debt securities in one or more series under an indenture, dated as of July 19, 2005, between us and J.P. Morgan Trust Company, National Association, as the indenture trustee, unless otherwise specified in the accompanying prospectus supplement. We may also issue additional debt securities that will be consolidated with and form a part of one or more of the series of our debt securities previously issued and now outstanding under an indenture, dated December 11, 2002, between us and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, NA), as indenture trustee (which we refer to as the “2002 indenture”), but only if specified in the accompanying prospectus supplement. If we issue additional debt securities of such a series, those debt securities will be issued under the 2002 indenture.

Each indenture is a contract between us and the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an “event of default,” as that term is described below, occurs under that indenture in relation to debt securities we have issued under that indenture. Second, the trustee performs certain administrative duties for us.

We have summarized below material provisions of the debt securities that we will offer and sell pursuant to this prospectus and material provisions of each indenture. Except as noted below, the terms of the two indentures described above are substantially similar, and, as a result, the following summary relates to material provisions of each of those indentures. References in the following summary to the “indenture” are applicable to each indenture unless otherwise indicated. You should understand that the following discussion is only a summary. We have not described all of the provisions of either indenture. We have filed both of the indentures with the SEC as exhibits to the registration statement of which this prospectus is a part, and we suggest that you read the indenture pursuant to which any debt securities in which you may invest will be issued. We are incorporating by reference the provisions of each indenture referred to by section numbers and summarized below. The following summary is qualified in its entirety by those provisions of each indenture.

We will describe the particular terms and conditions of a particular series of debt securities offered in a prospectus supplement relating to the offer of that series of debt securities. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities offered pursuant to this prospectus, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

As a holder of the debt securities issued under the indenture, you will be one of our unsecured creditors and will have a right to payment equal to that of our other unsecured creditors.

The debt securities offered by this prospectus will be limited to a total of $5,000,000,000, which will include the U.S. dollar equivalent amount of any debt securities that we issue that are denominated in any non-U.S. currency or in a composite currency. The indenture, however, does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series.

With respect to each particular series of debt securities that we offer by this prospectus, the prospectus supplement will describe the following terms of each series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	the maximum aggregate initial public offering price, if any, established for the debt securities of the series;

•	the date or dates on which the principal will be paid;

•	the conditions pursuant to which and the times at which any premium on the debt securities of the series will be paid;

•	the annual rate or rates, if any, which may be fixed or variable, at which the debt securities of the series shall bear interest, or the method or methods by which the rate or rates, if any, at which the debt securities of the series shall bear interest may be determined;

•	the date or dates from which interest, if any, shall accrue;

•	the dates on which any accrued interest shall be payable and the record dates for the interest payment dates;

•	the percentage of the principal amount at which the debt securities of the series will be issued, and if less than face amount, the portion of the principal amount that will be payable upon acceleration of those debt securities’ maturity or at the time of any prepayment of those debt securities or the method for determining that amount;

•	if we may prepay the debt securities of the series in whole or part, the terms of our prepayment right, the time or times at which any such prepayment may be made, whether the prepayment may be made in whole or may be made in part from time to time and the terms and conditions on which such prepayment may be made, including the obligation to pay any premium or any other make-whole amount in connection with any prepayment;

•	the offices or agencies where the debt securities of the series may be presented for registration of transfer or exchange;

•	the place or places where the principal of, premium, if any, and interest, if any, on debt securities of the series will be paid;

•	if we will have the right to redeem or repurchase the debt securities of the series, in whole or in part, at our option, the terms of our redemption or repurchase right, when those redemptions or repurchases may be made, the redemption or repurchase price or the method or methods for determining the redemption or repurchase price, and any other terms and conditions relating to any such redemption or repurchase by us;

•	if we will be obligated to redeem or repurchase the debt securities of the series in whole or part at any time pursuant to any sinking fund or analogous provisions or without the benefit of any sinking fund or analogous provisions, the terms of our redemption or repurchase obligation, including when and at whose option we will be obligated to redeem or repurchase the debt securities of the series, the redemption or repurchase price or the method for determining the redemption or repurchase price and any other terms and conditions relating to any such redemption or repurchase;

•	if the debt securities of the series will be convertible into or exchangeable for any other of our securities, the terms of the conversion or exchange rights, including when the conversion or exchange right may be exercised, the conversion or exchange price or the ratio or ratios or method of determining the conversion or exchange price or ratios and any other terms and conditions, including anti-dilution terms, upon which conversion or exchange may occur;

•	if other than the denominations indicated by the applicable indenture, the denominations in which we will issue debt securities of the series;

•	the currency in which we will pay principal, any premium, interest or other amounts owing with respect to the debt securities of the series, which may be U.S. dollars, a foreign currency or a composite currency;

•	any index, formula or other method that we must use to determine the amount of any payment of principal, any premium or interest on the debt securities of the series;

•	if we are required to pay any additional amounts, the terms of our obligation to pay additional amounts and under what conditions we will be required to pay such amounts;

•	whether the debt securities of the series will be issued in certificated or book-entry form;

•	any addition to, or change in, the events of default with respect to, or covenants relating to, the debt securities in the series;

•	whether the debt securities of the series will be subject to defeasance as provided in the indenture; and

•	any other specific terms and conditions of the series of debt securities.

(Section 3.01)

If we sell any series of debt securities for, that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose any material applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currency units or composite currencies in each prospectus supplement relating to that series.

We may offer and sell series of the debt securities as original issue discount securities, bearing no interest or interest at a rate that at the time of issuance is below market rates, or at a substantial discount below their stated principal amount. We will describe the income tax consequences and other special considerations applicable to any original issue discount securities of that kind described in each prospectus supplement relating to that series.

Conversion or Exchange Rights

Debt securities offered by this prospectus may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. We will describe the terms and conditions of conversion or exchange in the applicable prospectus supplement. The terms and conditions will include, among others, the following:

•	the conversion or exchange price or prices or the ratio or ratios or method of determining the conversion or exchange prices or ratios;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Events of Default and Waiver

An event of default with respect to debt securities of a series issued will occur if:

•	we fail to pay interest on any outstanding debt securities of that series when it is due and payable and that failure continues for 30 days;

•	we fail to pay principal of, or premium, if any, on any outstanding debt securities of that series when it is due and payable;

•	we fail to perform or we breach any covenant or warranty in the indenture with respect to any outstanding debt securities of that series and that failure continues for 90 days after we receive written notice of that default;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us; or

•	any other event occurs that is designated as an event of default with respect to the particular series of debt securities when that particular series of debt securities is established.

(Section 7.01)

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities issued under the indenture. If an event of default with respect to any series of outstanding debt securities occurs and is continuing (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us), the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the outstanding debt securities of that series to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all of the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. (Section 7.02) The 2002 indenture differs from the indenture dated as of July 19, 2005 in that the 2002 indenture does not provide for acceleration upon the occurrence of an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us without a declaration being made by the trustee or the holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive an event of default resulting in acceleration of the debt securities of that series and rescind and annul that acceleration, but only if all other events of default with respect to the debt securities of that series have been remedied or waived and all payments due with respect to the debt securities of that series, other than those due as a result of acceleration, have been made. (Section 7.02) If an event of default occurs and is continuing with respect to the debt securities of a series, the trustee may, in its discretion, and will, at the written request of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture, proceed to protect the rights of the holders of the debt securities of that series. (Section 7.03; Section 7.12) The holders of a majority in aggregate principal amount of the debt securities of that series may waive any past default under the indenture and its consequences except a default in the payment of principal of, premium, if any, or interest on, those debt securities and any covenant or provision of the indenture that cannot be waived without the consent of each holder of debt securities of that series. Upon such a waiver, the default and any event of default arising out of the default will be deemed cured for all purposes of the debt securities of that series. (Section 7.13)

The indenture provides that upon the occurrence of an event of default described in the first two bullet points in the first paragraph under “Events of Default and Waiver” with respect to debt securities of a series, we will, upon the trustee’s demand, pay to the trustee for the benefit of the holders of the outstanding debt securities of that series, the whole amount then due and payable on the debt securities of that series for principal, premium, if any, and interest. The indenture also provides that if we fail to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts. (Section 7.03)

The indenture also provides that, notwithstanding any other provision of the indenture, the holder of any debt securities of a series will have the right to institute suit for the enforcement of any payment of principal of, and interest on, the debt securities of that series or any redemption price or repurchase price when due and that that right will not be impaired without the consent of that holder. (Section 7.08)

The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of a series, to give to the holders of the debt securities of that series notice of all uncured defaults known to it. However, except in the case of default in the payment of principal or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term “default,” for the purpose of this provision only, means the occurrence of any event that is or would become, after notice or the passage of time or both, an event of default with respect to that series. (Section 8.02)

We are required to file annually with the trustee a written statement as to the existence or non-existence of defaults under the indenture or any series of debt securities. (Section 5.05)

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of the obligations discharged with respect to the outstanding debt securities or as to any series thereof, except for:

•	the rights of holders of debt securities to receive payments of principal and interest from the trust referred to below when those payments are due;

•	our obligations respecting the debt securities concerning issuing temporary notes, registration of transfers of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for debt security payments being held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the provisions of the indenture relating to such a discharge of obligations.

We refer to a discharge of this type as “defeasance.” (Section 11.02)

In addition, other than our covenant to pay the amounts due and owing with respect to a series of debt securities, we may elect to have our obligations as the issuer of a series of debt securities released with respect to covenants relating to that series of debt securities. Thereafter, any failure to comply with those obligations will not constitute a default or event of default with respect to the debt securities of that series. If such a release of our covenants occurs, our failure to perform or our breach of the covenants or warranties defeased will no longer constitute an event of default with respect to those debt securities. (Section 11.03)

To exercise either of the rights we describe above, certain conditions must be met, including:

•	we must irrevocably deposit with the trustee, in trust for the debt security holders’ benefit, moneys in the currency in which the securities are denominated, securities issued by a government, governmental agency or central bank of the country in whose currency the securities are denominated, or a combination of cash and such securities, in amounts sufficient to pay the principal of and interest on all of the then outstanding debt securities to be affected by the defeasance at their stated maturity;

•	the trustee must receive an opinion of counsel confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance had not occurred, which opinion, only in the case of the type of defeasance described first above, will be based on a ruling of the Internal Revenue Service or a change in federal income tax law to that effect occurring after the date of the indenture;

•	no default or event of default exists on the date of such deposit, subject to certain exceptions; and

•	the trustee must receive an opinion of counsel to the effect that, after the 91st day following the deposit, the trust funds will not be part of any “estate” formed by the bankruptcy or reorganization of the party depositing those funds with the trustee or subject to the “automatic stay” under the United States Bankruptcy Code or, in the case of covenant defeasance, will be subject to a first priority lien in favor of the trustee for the benefit of the holders.

(Section 11.04)

Satisfaction and Discharge

If we so request, the indenture will cease to be of further effect, other than as to certain rights of registration of transfer or exchange of the notes, as provided for in the indenture, and the trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture and the debt securities when:

•	either all the debt securities previously authenticated and delivered under the indenture, other than destroyed, lost or stolen securities that have been replaced or paid and notes that have been subject to defeasance, have been delivered to the trustee for cancellation; or

•	all of the securities issued under the indenture not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within 60 days or will become due and payable at redemption within 60 days under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and expense; and

•	in each of the foregoing cases, we have irrevocably deposited or caused to be deposited with the trustee cash in U.S. dollars, certain United States government securities or a combination thereof, in trust for the purpose and in an amount sufficient to pay and discharge the entire indebtedness arising under the debt securities issued pursuant to the indenture not previously delivered to the trustee for cancellation, for principal and premium, if any, on and interest on these securities to the date of such deposit (in the case of notes that have become due and payable) or to the stated maturity of these securities or redemption date, as the case may be; and

•	we have paid or caused to be paid all sums payable under the indenture by us; and

•	no default or event of default then exists; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture and the securities issued under the indenture have been complied with.

(Section 11.08)

Modification of the Indenture

The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of such debt securities. However, no such modification or alteration may be made without the consent of the holder of each debt security affected if the modification or alteration would, among other things:

•	change the maturity of the principal of, or of any installment of interest on, any such debt security, or reduce the principal amount of any such debt security, or change the method of calculation of interest or the currency of payment of principal or interest on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security, or

•	reduce the above-stated percentage in principal amount of outstanding debt securities required to modify or alter the indenture.

(Section 9.02)

The trustee and we, without the consent of the holders of the debt securities, may execute a supplemental indenture to, among other things:

•	evidence the succession of another corporation to us and the successor’s assumption to our respective covenants with respect to the debt securities and the indenture;

•	add to our covenants further restrictions or conditions that our board of directors and the trustee consider to be for the protection of holders of all or any series of the debt securities and to make the occurrence of a default in any of those additional covenants, restrictions or conditions a default or an event of default under the indenture subject to certain limitations;

•	cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with another provision;

•	add additional events of default with respect to all or any series of the debt securities;

•	add to, change or eliminate any provision of the indenture provided that the addition, change or elimination will not affect any outstanding debt securities;

•	provide for the issuance of debt securities whether or not then outstanding under the indenture in coupon form and to provide for exchangeability of the coupon form securities with other debt securities issued under the indenture in fully registered form;

•	establish new series of debt securities and the form or terms of such series of debt securities and to provide for the issuance of securities of any series so established; and

•	evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture.

(Section 9.01)

Amalgamation, Consolidation, Merger or Sale of Assets

The indenture provides that we may, without the consent of the holders of any of the outstanding debt securities of any series, amalgamate, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

•	any successor to us assumes our obligations on the debt securities and under the indenture;

•	any successor to us must be an entity incorporated or organized under the laws of the United States;

•	after giving effect thereto, no event of default, as defined in the indenture, shall have occurred and be continuing; and

•	certain other conditions under the indenture are met.

Any such amalgamation, consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not constitute a default or event of default that would entitle holders of the debt securities or the trustee, on their behalf, to take any of the actions described above under “Events of Default and Waiver.” (Section 10.01; Section 10.02)

No Limitations on Additional Debt and Liens

The indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets.

The Indenture Trustee

J.P. Morgan Trust Company, National Association, is the trustee under the indenture dated as of July 19, 2005 and under the 2002 indenture and will also be the registrar and paying agent for each series of debt securities unless otherwise noted in the applicable prospectus supplement. The trustee is a national banking association with its principal offices in Los Angeles, California.

The trustee has two main roles under the indenture. First, the trustee can enforce your rights against us if any of the actions described above under “Events of Default and Waiver” occurs. Second, the trustee performs certain administrative duties related to the debt securities for us. The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of the debt securities may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities, although the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would result in personal liability to it.

As discussed above, J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, NA) also serves as trustee under the 2002 indenture. As of the date of this prospectus, we had issued a total of $12.62 billion (including the U.S. dollar equivalent amount of certain debt securities issued under the indenture that were denominated in pounds Sterling) of our senior unsecured debt securities under the 2002 indenture, of which $11.12 billion remained outstanding. In addition, J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, NA) serves as trustee under an indenture, dated as of July 5, 2001, among it, us and three of our finance subsidiaries. As of the date of this prospectus, we had issued a total of $5.50 billion of our senior unsecured securities under that indenture, of which $3.00 billion remained outstanding. J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, NA, which was itself the successor in interest to The First National Bank of Chicago) also serves as trustee under an indenture, dated as of April 1, 1991, between it and us, as supplemented through the date of this prospectus. As of the date of this prospectus, we had issued a total of $17.46 billion (including the U.S. dollar equivalent amount of certain debt securities issued under the indenture that were denominated in pounds Sterling) of our senior unsecured securities under that indenture, of which approximately $7.00 billion remained outstanding. Also, J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, NA, which was itself the successor in interest to The First National Bank of Chicago) serves as trustee under an indenture, dated as of December 1, 1986, covering secured bonds issued in the aggregate principal amount of $137,082,000 by the owner trustees of approximately 24 SAM’S Clubs store properties that are leased to one of our subsidiaries.

We expect to maintain commercial and investment banking relationships in the ordinary course of business with JPMorgan Chase Bank, National Association and J.P. Morgan Securities Inc., affiliates of J.P. Morgan Trust Company, National Association.

BOOK-ENTRY PROCEDURES

The debt securities offered by this prospectus may be issued in the form of one or more global certificates, each of which we refer to as a global security, registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally, the book-entry system operated by The Depository Trust Company, or “DTC,” in the United States, and Euroclear Bank S.A./ N.V., or the “Euroclear Operator,” as operator of the Euroclear System, or “Euroclear,” and Clearstream Banking S.A., or “Clearstream,” in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate representing the person’s interest in the global securities except as set forth herein or in the accompanying prospectus supplement. Unless and until definitive debt securities are issued, all references to actions by holders of debt securities issued in global form refer to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refer to payments and notices to DTC or its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered debt securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among these clearing systems through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we, nor any trustee, nor any registrar and transfer agent with respect to our debt securities offered by means of this prospectus will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants or the respective obligations under the rules and procedures governing their operations.

Unless otherwise specified in the accompanying prospectus supplement, the debt securities in the form of one or more global securities will be registered in the name of DTC or a nominee of DTC.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participating organizations, or “DTC participants,” and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, brokers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others, or “indirect DTC participants,” for example banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between DTC participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and interest on the debt securities. DTC participants and indirect DTC participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate of that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more of the participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that participant or those participants has or have given the direction. However, in certain circumstances, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to its participants.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled through Euroclear in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the debt securities offered by this prospectus or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator.

Specifically, these terms and conditions govern transfers of securities and cash within Euroclear; withdrawal of securities and cash from Euroclear; and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the debt securities offered by means of this prospectus or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

TAX CONSEQUENCES TO HOLDERS

A prospectus supplement may describe the principal U.S. federal income tax consequences of acquiring, owning and disposing of debt securities of some series in certain circumstances, including the following:

•	payment of the principal, interest and any premium in a currency other than the U. S. dollar;

•	the issuance of any debt securities with “original issue discount,” as defined for U.S. federal income tax purposes;

•	the issuance of any debt securities with an associated “bond premium,” as defined for U.S. federal income tax purposes; and

•	the inclusion of any special terms in debt securities that may have a material effect for U.S. federal income tax purposes.

In addition, if the tax laws of foreign countries are material to a particular series of debt securities, a prospectus supplement may describe the principal income tax consequences of acquiring, owning and disposing of debt securities of some series in similar circumstances under those foreign tax laws.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby:

•	directly to purchasers;

•	through underwriters;

•	through dealers;

•	through agents; or

•	through a combination of any of these methods of sale.

We may effect the distribution of the debt securities from time to time in one or more transactions as follows:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase the debt securities. Offers to purchase debt securities may also be solicited by agents designated by us from time to time. Any of those agents, who may be deemed to be an “underwriter,” as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered are named, and any commissions payable by us to that agent will be set forth, in the accompanying prospectus supplement.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter,” as that term is defined in the Securities Act of 1933, may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale.

We may offer these debt securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the accompanying prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the debt securities offered if any of the debt securities are purchased.

If we use an underwriter or underwriters in the sales of the debt securities, we will execute an underwriting agreement with those underwriters at the time of sale of the debt securities, and the name of the underwriters will be set forth in the accompanying prospectus supplement, which will be used by the underwriters, along with this prospectus, to make resales of the debt securities in respect of which this prospectus is delivered to the public. The compensation of any underwriters will also be set forth in the accompanying prospectus supplement. Underwriters may sell the debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers, agents and other persons may be entitled, under underwriting or other agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to our contribution to payments those underwriters, dealers, agents and other persons are required to make.

In order to facilitate the offering of the debt securities, the underwriters of the debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of these debt securities or any other debt securities the prices of which may be used to determine payments on these debt securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any other debt securities, the underwriters may bid for, and purchase, the debt securities or any other debt securities in the open market. In any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering, if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters named in the accompanying prospectus supplement are, and any dealers or agents named in the accompanying prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the debt securities offered thereby. Any discounts or commissions they receive from us and any profit they realize on their resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the debt securities offered by means of this prospectus, if the accompanying prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents in any such remarketing of debt securities. If there is a remarketing arrangement with respect to the particular debt securities described in the accompanying prospectus supplement, the accompanying prospectus supplement identifies any such remarketing firm and the terms of its agreement, if any, with us and describes the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

Except for securities issued upon a reopening of a previous series, each series of debt securities will be a new issue of the debt securities and will have no established trading market. Any underwriters to whom any of the debt securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities offered in any particular offering may or may not be listed on a securities exchange. No assurance can be given that there will be a market for any of the debt securities offered and sold under this prospectus.

Underwriters, dealers and agents through whom any of the debt securities are offered or one or more of their respective affiliates may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Andrews Kurth LLP, Dallas, Texas, will act as our counsel and provide an opinion for us regarding the validity of the debt securities and Simpson Thacher & Bartlett LLP, New York, New York, will act as counsel to the underwriters in any underwritten offer of the debt securities and will pass on the validity of such debt securities for the underwriters.

EXPERTS

The consolidated financial statements of Wal-Mart Stores, Inc. incorporated by reference in Wal-Mart Stores, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and Wal-Mart’s Stores, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2005 incorporated by reference therein, have been audited by Ernst & Young LLP, our independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are, and audited financial statements and Wal-Mart Stores, Inc. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements, to the extent covered by consents filed with the SEC, given on the authority of such firm as experts in accounting and auditing.

$2,500,000,000

Wal-Mart Stores, Inc.

5.25% Notes Due 2035

PROSPECTUS SUPPLEMENT

August 24, 2005

Joint Book-Running Lead Managers

LEHMAN BROTHERS	CREDIT SUISSE FIRST BOSTON	JPMORGAN

Senior Co-Managers

GOLDMAN, SACHS & CO.	CITIGROUP	DEUTSCHE BANK SECURITIES

Co-Managers

BANC OF AMERICA SECURITIES LLC	BARCLAYS CAPITAL
DAIWA SECURITIES SMBC EUROPE	DRESDNER KLEINWORT WASSERSTEIN
HSBC	MITSUBISHI SECURITIES
MIZUHO INTERNATIONAL PLC	MORGAN STANLEY
RBS GREENWICH CAPITAL	SANTANDER INVESTMENT
STANDARD CHARTERED BANK	TD SECURITIES
UBS INVESTMENT BANK	WACHOVIA SECURITIES